CONSULTING SERVICES CONTRACT
                      WITH REGISTRATION SERVICES OF NEVADA, INC.

     This consulting services agreement ("Consulting Agreement") is made as of this 28th day of May, 2001, by and between the undersigned Registration Services of Nevada, Inc. ("Consultant"), with an office located at 116 N 18th St, Las Vegas, Nevada 89101, and Bucktv.com Inc., 743 Gold Hill
Place-PMB - 294, PO 220 Woodland Park Co 80866   (referred to
herein as the "Company"), with Consultant and Company collectively sometimes herein referred to as the "Parties". The Parties hereto, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, hereby agree as follows:

     WHEREAS, the Company (a Nevada corporation) is a fully reporting company whose securities are traded on the Over-the-Counter Bulletin Board under the ticker symbol "BKTV"; and

     WHEREAS, Registration Services of Nevada, Inc. is in the business of consulting with private and public companies regarding issues of business development, computer systems, computer Information Technology, accounting systems, and related technologies;
strategies;

     WHEREAS, the Company wishes to retain the Consultant on a non-exclusive basis; and

    IT IS, THEREFORE agreed that:

1. Services. The Company shall retain the Consultant to provide an accounting system to include software and installation, review and revise as necessary the Company's Internal Control System, provide data entry and data conversion services for the next 12 months, monitor computer activity and related financial reports and provide computer information technology and management advisory services for the next twelve months. The Consultant shall agree to make himself available for the foregoing purposes and devote such business time and attention thereto as it shall determine is required.

            The Company understands that any and all suggestions, opinions or advice given to the Company by Consultant are advisory only and the ultimate responsibility, liability and decision regarding any action(s) taken or decisions made lies solely with the Company and not with Consultant.

2. Term. The term of this Consulting Agreement shall be from the 1st day of June, 2001 hereof until May 31, 2002 (the "Term").

3.  Compensation.  As compensation for entering into this Consulting
Agreement and for services rendered over the Term, the Consultant shall Be issued Three Million Five Hundred Thousand (3,500,000) shares of Bucktv.com, Inc. common stock, par value $.001 per share. The stock is to be issued pursuant to the consent of the Company's Board of Directors, shall be issued in the name of Richard Simpson. The Company hereby agrees to register the shares of common stock on a Form S-8 registration statement and the Company shall obtain the requisite opinion letter from its corporate counsel as to the legality of such registration.


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4.  Arbitration.  The parties hereby agree that any and all claims
(except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the parties or any affiliates may be adverse parties, and whether arising out of this Consulting Agreement or from any other cause, will be resolved by arbitration before the American Arbitration Association within the State of Nevada. The parties hereby irrevocably consent to the jurisdiction of the American Arbitration Association and the situs of the arbitration (and of any action for injunctive or other equitable relief) within the State of Nevada. Any award in arbitration may be entered in any domestic or foreign court having jurisdiction over the enforcement of such awards. The law applicable to the arbitration and this Consulting Agreement shall be that of the State of Nevada, determined without regard to its provisions which would otherwise apply to a question of conflict of laws.

5.  Miscellaneous.

      5.1  Assignment.  This Agreement is not transferable or assignable.

      5.2 Execution and Delivery of Agreement. Each of the parties shall be entitled to rely on delivery by fax transmission of an executed copy of this agreement by the other party, and acceptance of such fax copies shall create a valid and binding agreement between the parties.

      5.3 Titles. The titles of the sections and subsections of this agreement are for the convenience of reference only and are not to be considered in construing this agreement.

      5.4 Severability. The invalidity or unenforceability of any particular provision of this agreement shall not affect or limit the validity or enforceability of the remaining provisions of this agreement.

     5.5 Entire Agreement. This agreement constitutes the entire agreement and understanding between the parties with respect to the subject matters herein and supersedes and replaces any prior agreements and understandings, whether oral or written, between them with respect to such matters.

      5.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.


IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above mentioned.

                                                BUCKTV.COM, INC.
                                                By:

                                                -----------------------
                                                Larry E. Hunter, CEO

AGREED AND ACCEPTED

By: ---------------------
       Registration Services of Nevada, Inc.

BUCKTV.COM, INC.

By:  /s/ Larry E. Hunter
-------------------------------------------
Larry E. Hunter
President

"CONSULTANT"

R. L. Simpson


By:  /s/ R. L. Simpson
-------------------------------------------
Signature
R. L. Simpson
116 N. 18th Street
Las Vegas NV 8911

3,500,000 Shares. Number of Shares to be issued to R. L. Simpson pursuant to this agreement.

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